12

                                                                   EXHIBIT 10.22
                          RAW PRODUCT SUPPLY AGREEMENT


         THIS AGREEMENT is effective as of May 5, 1997 by and between Curtice Burns Foods, Inc., acting through its Comstock Michigan Fruit Division ("CMF") and Seneca Foods Corporation ("Seneca"). Seneca cans vegetables at plants located in western New York in Geneva, Marion, Leicester, East Williamson and Newark (the "Seneca Plants"), as well as at plants in other states. CMF operates plants in western New York for the production of canned and frozen vegetables at Bergen, Oakfield, Barker, Gorham, Shortsville and Waterport (the "CMF Plants").

         By this agreement, the parties agree to coordinate the procurement of certain vegetables to meet their requirements which are to be obtained either
(a) from crops grown in western New York or (b) from crops needed for processing at their plants in New York that are grown outside New York ("Raw Products") so as to achieve economies of production and delivery of Raw Products for processing. They have agreed that CMF shall be responsible for procuring all Raw Products for delivery to both the Seneca Plants and the CMF Plants.

         It is therefore agreed as follows:

1. Term and Exclusivity. Beginning with the western New York 1997 growing season and continuing through the western New York growing season of 2006, CMF agrees to obtain and deliver to Seneca and Seneca agrees to purchase from CMF green peas, snap beans, sweet corn, red beets, carrots and cabbage as required for processing by Seneca at the Seneca Plants. On April 28 of each year commencing in 1998, the term of this Agreement shall be extended for one additional year, without action by either party, unless prior to April 28 either party gives notice that it will not agree to any additional extensions of the term. In the event of such notice, the term of the agreement shall be fixed and not be subject to any additional automatic extensions.

         2. Raw Product Plan. The quality, quantity and variety of Raw Products of Seneca and the location to which they are to be delivered shall be as established in an annual raw product plan (the "Seneca Plan") and attached to this Agreement as an addendum. The Seneca Plan shall also include, as attachments, grower contracts agreed upon by both parties for that plan year. The Seneca Plan for the 1997 growing season is attached hereto as Exhibit 1. For each subsequent year during the term of this agreement, Seneca shall deliver to CMF an estimated Seneca Plan no later than January 15 of the year preceding the growing season for that year.

     The parties shall consult thereafter and come to agreement no later than the following March 1 as to the final Seneca Plan for the growing season of that year.

         3. Quantity of Raw Products. It is the expectation of the parties that Seneca shall purchase from CMF each year during the term of this agreement approximately 244,000 tons of Raw Products, based upon the historical requirement of Seneca for 160,000 tons of Raw Products and the 84,000 tons which have been required for the canned vegetable business purchased by Seneca from CMF as of May 5, 1997. The parties recognize and acknowledge that such quantity will vary from year to year as required by economic conditions. However, in any event, Seneca agrees to purchase from CMF a minimum of 84,000 tons of Raw Products each year during the term of this agreement, whether processed in the Seneca Plants or processed for canning by CMF on Seneca's behalf at the Oakfield, New York plant of CMF.

         4. Raw Product Procurement. It is the responsibility of CMF to select the growers and to contract and arrange for the growing and harvesting of Raw Products each year in accordance with the Seneca Plan. CMF shall also be responsible for the delivery of the Raw Products for processing on a timely basis in accordance with the production schedule for the location to which such crops are to be delivered, as specified in the Seneca Plan. Through its field service employees, CMF shall inform Seneca on an as-required-by-Seneca basis concerning the prospects for harvest of the Raw Products to be processed under the current Seneca Plan. CMF agrees its field service employees will provide 24 hour service. Seneca may reject Raw Products which upon inspection by Seneca fail to meet the quality requirements or pesticide limitations set forth in the Seneca Plan.

         5. Processing. It is the responsibility of Seneca to receive and process the Raw Products as delivered in accordance with the Seneca Plan. Seneca shall notify CMF as soon as possible of any anticipated inability of Seneca to accept and process Raw Products in accordance with the Seneca Plan. To the extent Seneca fails to accept Raw Products as specified in the Seneca Plan, and provided Raw Products are available at the time, Seneca may decide to release such products to CMF either for its use or for sale on the open market. If all available Raw Products are not processed or sold, the remaining Raw Products will be considered Bypassed Crops. Compensation for Bypassed Crops will be determined as described in Section 12 of this agreement.

         6. Title and Risk of Loss. Title to the Raw Products shall pass from CMF to Seneca upon delivery and acceptance at a Seneca Plant in accordance with the Seneca Plan. Risk of loss of the Raw Products shall remain with CMF until the time of such delivery and acceptance, at which time such risk of loss shall pass to Seneca.

         7. Facilities at Seneca Plants. Seneca has previously conducted field services for the Seneca Plants through its own employees, most of whom have become employees of CMF providing comparable field services as provided in this Agreement. Seneca agrees to provide, at no cost to CMF, office space and secretarial assistance at each of the Seneca Plants which is comparable to such facilities as were provided by Seneca for field service purposes when such services were performed by employees of Seneca. Seneca also agrees to permit CMF to install, at the expense of CMF, mainframe computer terminals and related equipment in each of the Seneca Plants for the use of the CMF field staff in performing its obligations under this agreement.

               8. Pricing. The price to be charged by CMF for its services under this agreement is to be determined as follows:

                  a. For all Raw Products sourced in New York State and delivered to Seneca Plants pursuant to this Agreement which CMF has contracted to obtain at the commercial market value ("CMV") thereof, Seneca shall pay CMF the CMV of such Raw Products. CMV shall be calculated in the same manner as determined between CMF and Pro-Fac Cooperative, Inc. ("Pro-Fac") for the same or similar raw products sold by Pro-Fac to CMF in accordance with the current CMF Raw Product Plan for the CMF Plants (the "CMF Plan"). The parties agree to confer as to those situations where CMF shall procure Raw Products at a price different from CMV. In such instances as CMF contracts for Raw Products required for the Seneca Plan and for the CMF Plan at a price which is different from CMV (the "Contract Products"), then Seneca shall pay for such Contract Products as follows:

     (i) Where the price of Contract Products exceeds CMV, Seneca shall pay for such Contract Products supplied for the Seneca Plan a portion of the excess of such price above CMV equal to that portion of such excess price as the requirement for such crop as specified in the Seneca Plan bears to the combined requirements for such crop as specified in the Seneca Plan and CMF Plan together. For example, assume the contract price for corn is $10 per ton greater than CMV, that Seneca requires 60,000 tons of corn under the Seneca Plan, that there are 100,000 tons of corn required by Seneca and CMF together, that 20,000 of such 100,000 tons are Contract Products, that the total excess of the Contract Products price over CMF is thus $200,000, and that CMV is $50 per ton. Seneca will pay CMV of $3.0 million plus $120,000, for a total of $3,120,000 for its corn. CMF will pay CMV of $2.0 million plus $80,000, for a net total of $2,080,000 for its corn.

     (ii) Where the price of Contract Products is less than CMV, Seneca shall pay less than CMV by an amount equal to that portion of such lower price as the requirement for such crop as specified in the Seneca Plan bears to the combined requirements for such crop as specified in the Seneca Plan and CMF Plan together. For example, assume the facts are the same as set forth above except that the contract price for corn is $10 per ton less than CMV, resulting in a total variance of $200,000 below CMV. Then Seneca will pay CMV of $3.0 million less $120,000, for a total of $2,880,000 for its corn. CMF will pay CMV of $2.0 million less $80,000, for a net total of $1,920,000 for its corn.

As required for payment and other purposes under this Agreement, CMV or an average of CMV and the cost of the Contract Products shall be estimated in accordance with the practices of CMF and Pro-Fac and shall be finally determined for each growing season on or before December 31 of each year.

                  b. Raw Products obtained for Seneca by CMF pursuant to this agreement from sources outside New York State will be priced at the cost to CMF for such Raw Products.

                  c. In addition to paying the price for Raw Products as provided above, Seneca will also reimburse CMF for the acquisition costs incurred by CMF in delivering Raw Products to Seneca Plants, including, without limitation, harvesting, hauling, insect control, insurance and any other expenses incurred in connection with the delivery of Raw Products to the Seneca Plants. The costs of CMF shall be determined in accordance with historical accounting practices of CMF and be open for review by Seneca as provided in
Section 19. It is also agreed that Seneca shall deduct from amounts owed to CMF an amount equal to the value of services and supplies provided by Seneca to CMF for the production and delivery of Raw Products to Seneca.

                  d. Seneca will also reimburse CMF for its cost of providing other field services pertaining to the sourcing of Raw Products for Seneca incurred in connection with the performance by CMF of its responsibilities under this agreement. In determining such cost, expenses will be allocated on a tonnage basis between field services provided for Seneca and field services provided for CMF with regard to obtaining and delivering Raw Products to the CMF Plants. Accordingly, Seneca shall pay CMF as such reimbursement a percentage of the total cost of such field services equal to the percentage of the total tons of Raw Products delivered to Seneca over the total tons of Raw Products delivered to Seneca and CMF.

                  e. For purposes of this Section 8, the costs of CMF shall be determined in accordance with historical accounting practices of CMF and shall be subject to audit by Seneca as provided in Section 19.

         9.       Terms of Payment.
                  a. The purchase price set forth in Section 8(a) and (b) shall be paid as follows: For peas, Seneca shall pay 50% of the purchase price no later than August 15 of the year of delivery and the remaining 50% no later than December 15 of the year of delivery. For all other Raw Products Seneca shall pay 50% of the cost of such crop within 30 days of delivery to a Seneca

                  Plant and the remaining 50% no later than the following February 15. CMF shall invoice Seneca for deliveries on a weekly basis. The invoices shall indicate the due dates for payment.

                  b. CMF shall invoice Seneca monthly for its costs incurred which are payable by Seneca as provided in Section 8(c) and (d), and Seneca shall pay CMF the invoiced amounts within 30 days of receipt of such invoice, except that 75% of hauling and harvesting charges shall be paid within 15 days of receipt of such invoice and the final 25% 30 days after the last harvest date for the crop to which such hauling and harvesting relates.

         10. Crop Shortfall. If CMF invokes the provisions of force majeure pursuant to Section 17 of this agreement, CMF may reduce the quantity of the affected categories of Raw Products sold to Seneca below the quantity required pursuant to the Seneca Plan for the year, but only to the extent necessary to allow a pro rata allocation between Seneca and CMF, based upon the Seneca Plan and the CMF Plan, of the actual production of the affected categories of Raw Products. In determining such a pro rata allocation, CMF shall provide Seneca with sufficient information from the CMF Plan for the applicable growing season pertaining to the affected categories of Raw Products to establish that the reduction of Raw Products provided to Seneca is in accordance with this Section
10. Notwithstanding the foregoing, any category of Raw Product of a particular grade provided only to Seneca and not to CMF, or grown from seeds designated by Seneca for a particular product required by Seneca (the "Seneca Products"), shall be provided solely to Seneca and shall not be subject to a pro rata allocation in the event of a crop shortfall. In the event of a crop shortfall for any category of Raw Products, Seneca shall have the right, at its option, to purchase additional quantities of such Raw Products of a lesser grade or quality than was specified in the applicable Seneca Plan. Such additional quantities shall be subject to proration between CMF and Seneca as provided above.

         11. Overproduction. If crop yields for a growing season result in an excess of Raw Products beyond the volumes contemplated in the Seneca Plan and the CMF Plan, ("Overproduction"), then (subject to the provisions of Section
13), CMF and Seneca shall purchase such Overproduction, on a pro rata basis determined based on requirements for such Raw Products as are specified in the Seneca Plan and the CMF Plan. In determining such allocation, CMF shall provide Seneca with sufficient information from the CMF Plan for the applicable growing season pertaining to the affected categories of Raw Products to establish that the Overproduction allocated to Seneca is in accordance with this Section 11. Notwithstanding the foregoing, any Overproduction of the Seneca Products, as defined in Section 10, shall be allocated solely to Seneca under this Section 11.

         12. Facilities Operated by Seneca or CMF Located Outside of New York State. To the extent that raw product is available from Seneca or CMF facilities located outside of New York State, and provided there is insufficient Raw Product available under this Agreement, each company has first priority use of its own raw product from outside of New York State, and the other company shall then have second priority use of such raw product over third parties. It is agreed that raw product processed from company owned facilities located outside of New York State will not be considered in any of the pro rata allocations as identified in Section 10.

         13. Bypassed Crops. Raw Products fit for harvesting and suitable for processing under the provisions of the Seneca Plan which are not harvested at the direction of Seneca shall be referred to as "Bypassed Crops." Payments by Seneca for Bypassed Crops shall be governed by the provisions of this Section
13. The quantity of the Bypassed Crops shall be determined by harvesting a portion of the planting, sampling, or some other means acceptable to the parties to determine the yield of the unharvested acreage and the amount of Bypassed Crops. Initially, the value of such Bypassed Crops shall be the price which would have been payable had such Bypassed Crops been harvested and delivered in accordance with the Seneca Plan, less any cost not incurred for harvesting and delivering such Bypassed Crops as set forth in the Seneca Plan, and plus any costs associated with determining the yields of the unharvested acreage of the Bypassed Crops. The value of the bypassed crops shall be held in a "bypassed pool", which shall be established for each commodity separately. Compensation to cover the expense of the bypassed pool shall be shared equally between Seneca/CMF and the growers for that specific commodity, such that the growers contribute 50% of the expenses and Seneca/CMF match the grower contributions, to a maximum dollar value equal to 7% of the total value of that commodity. Any expenses that exceed the 7% limit shall be borne by the growers if the excess is the result of agricultural perils, and if the excess is the result of plant operations issues shall be borne by Seneca and/or CMF. The allocation of the excess, if any, between Seneca and CMF shall be mutually agreed upon at the end of each growing season.

         14. Sale of Overproduction and Bypassed Crops. To the extent that neither Seneca nor CMF want the Overproduction allocable to them as provided in
Section 11 or Bypassed Crops as provided in Section 13, then CMF will make commercially reasonable efforts to sell such Overproduction and Bypassed Crops at the highest available price under such terms and conditions as are acceptable to CMF. The net proceeds from any such sale shall be retained by CMF and shall be deducted from the amount otherwise payable by Seneca to CMF pursuant to
Section 8(a), 8(b), 11 and 13.

     15. Seeds and Proprietary Information. Two classes of seeds from which Raw Products are to be grown for Seneca and CMF are contemplated by this Agreement:
Generic Seed and Proprietary Seed. a. Generic Seed: To the extent that such seed is available from Seneca, CMF agrees to buy, and Seneca agrees to sell, such seeds at the actual cost paid by Seneca for such seed. Payment by CMF for such seed shall be made by a deduction of the cost thereof from the first payment of the purchase price of such Seneca Products pursuant to Section 9. The parties agree that CMF will thereafter resell such seed to their growers at the actual cost paid by CMF for such seed. CMF agrees to direct the growers to whom seed is sold by CMF to comply with any usage restrictions applicable to such seed which may be required by Seneca. b. Proprietary Seed: Proprietary Seed as used in this Agreement shall refer to seed which comprises trade secrets of The Pillsbury Company ("Pillsbury"). To the extent the Proprietary Seed is available from Seneca, Seneca agrees to provide such seed to CMF at its effective cost. CMF shall, in turn, provide such seed at no cost to growers. In consideration of being granted access to Pillsbury's trade secrets, CMF agrees to enter into an agreement with Pillsbury in the form attached hereto as Exhibit 2, and shall include within its standard grower contracts any restrictive provisions required by Seneca or Pillsbury. All trade secret and other intellectual property rights embodied in the Proprietary Seed provided by Seneca to CMF shall remain the property of Pillsbury and may be used solely for the production of crops for Seneca. No transfer of such rights shall be accomplished by any other agreements, and CMF will not transfer such seed or crops grown from such seed to any other party. The provisions of Section 14 hereof shall not be applicable to crops resulting from Proprietary Seed unless crops are sold as ensilage or the like.

         16. Sweet Corn Ensilage. CMF shall sell or otherwise dispose of all sweet corn ensilage created as a result of the growing of Raw Products pursuant to this Agreement. Initially, CMF shall retain the proceeds from the sale of such ensilage, and Seneca shall reimburse CMF for any cost incurred in disposing of such ensilage attributable to the Seneca Plants to the extent that such costs exceed the proceeds of the sale. On an annual basis, such costs shall be invoiced by CMF and paid by Seneca, and to the extent the proceeds from sale of ensilage attributable to Seneca Plants exceed such costs, CMF shall pay such excess to Seneca.

         17. Pesticide Treatment and Records. CMF agrees to direct the growers of Raw Products to be sold to Seneca pursuant to this Agreement to use only those pesticides that are registered under the applicable provisions of the Federal Insecticide, Fungicide and Rodenticide Act and to use those pesticides in a matter consistent with their labeling. CMF will use reasonable efforts consistent with industry standards to assure compliance with such requirement by the growers who produce Raw Products for Seneca pursuant to this Agreement. CMF will provide to Seneca records of all pesticide applications to Raw Products delivered to Seneca Plants pursuant to this Agreement. Such records shall be supplied at the time of delivery of such Raw Products at the Seneca Plants. Seneca shall have the right to restrict the use of certain pesticides if in its opinion it is in its best interest. Such restrictions will be identified in the annual Seneca Plan.

         18. Force Majeure. If the performance of any part of this Agreement by either party is prevented, hindered or delayed by reason of any cause or causes beyond the control of such party due to acts of God, war, riot, fire, explosion, flood, sabotage, inability to obtain raw materials or fuel or power, governmental laws, regulations or orders, breakage of machinery or any cause beyond the reasonable control of such party, or labor unrest, strike, lockout or injunction, as the case may be and which cannot be overcome by due diligence, the party affected shall be excused from such performance to the extent that it is necessarily prevented, hindered or delayed thereby. During the continuance of any such happening or event, this contract shall be deemed suspended so long as and to the extent that any such cause prevents or delays its performance. Any reduction of deliveries of Raw Products by CMF excused by this Section 18 shall be handled as a crop shortfall pursuant to Section 10.

         19. Audit. Within one year following the reporting by CMF to Seneca of costs claimed by CMF to have been incurred under this Agreement (or of the proceeds of sale in excess of costs under Section 16), Seneca shall have the right on reasonable notice to CMF to examine the pertinent records of CMF to verify the accuracy of costs (or proceeds under Section 16) so reported by CMF and the appropriateness of the allocation of such costs (or proceeds). However, CMF shall not disclose to Seneca any cost data other than that necessary to permit such verification by Seneca. Should any disagreement arise as to such costs which Seneca and CMF are unable to resolve, the matter shall be referred for resolution to a Big-Six public accounting firm mutually acceptable to and independent from Seneca and CMF (the "Accountant"). Upon the engagement of the Accountant, Seneca and CMF shall each submit a statement to the Accountant setting forth its respective position regarding the disagreement. The determination of the Accountant shall be conclusive and binding upon the parties. An adjustment, if any, to Seneca's cost shall be made in accordance with the Accountant's determination. All fees and expenses of the Accountant in performing its duties hereunder shall be shared equally by Seneca and CMF, each of which hereby agrees to pay its share of such fees and expenses.

     20. Indemnification. Each party hereto agrees to fully indemnify, defend and hold the other party harmless from any and all claims, complaints, losses, costs, expenses, damages or fees (including reasonable attorneys' fees) arising from or associated with any failure by such party to comply with the terms, undertakings or commitments set forth in this Agreement. Each party waives any claim, or right to seek indemnification, for consequential damages. If the indemnifying party shall so request, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim which the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the claim, or any cross-complaint against any person. The indemnifying party shall reimburse the indemnified party for any expenses incurred by the indemnified party in so cooperating.

     21. Termination. Without prejudice to any other rights either party may have under this Agreement, applicable law or rule of equity, either party shall have the option to terminate this Agreement in the event:

                    a. The other party commits a material breach of any term, covenant or condition of this Agreement and such breach is not remedied within thirty (30) days after the aggrieved party has sent written notice of such breach to the other party;

                    b.   The other party become  insolvent within the meaning of
                         any   bankruptcy  or   insolvency   law,  or  makes  an
                         assignment for the benefit of its creditors.

                    c. An attachment, execution or lien is levied against Raw Products under this Agreement and such attachment, execution or lien is not remedied within thirty (30) days after the aggrieved party has sent written notice of such event to the other party.

                    d. A controlling interest in the other party is sold or transferred, other than by gift or inheritance, unless there is a mutual agreement to the change.

Notwithstanding the election of either party to terminate this Agreement as provided above, such termination shall not be effective until the conclusion of the growing season for the year following the year in which such election to terminate is made.

22. Non-Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such consent shall be void.

23. Independent Contractors. It is understood that neither Seneca nor CMF is the agent or partner of the other, and that this Agreement shall not be construed as a joint venture between them. It is further understood that neither party shall be responsible for the debts or obligations of the other, and neither party has the authority to bind or act on behalf of the other.

24. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be given in writing and shall be deemed to have been given if delivered personally, sent by facsimile or Federal Express, or mailed postage prepaid, to the following addresses: As to CMF: Comstock Michigan Fruit A Division of Curtice Burns Foods, Inc. 90 Linden Place Rochester, New York 14625 Attn: President Facsimile:
     716-383-1606



         With a copy to:

         Thomas M. Hampson
         Harris Beach & Wilcox, LLP
         130 East Main Street
         Rochester, New York   14604-1687
         Facsimile:  716-232-6925

         As to Seneca:

         Seneca Foods Corporation
         1162 Pittsford-Victor Road
         Pittsford, New York  14534
         Attn:  President
         Facsimile:  716-385-4249

         With a copy to:

         William I. Schapiro
         Jaeckle Fleischmann & Mugel
         Fleet Bank Building
         Twelve Fountain Plaza
         Buffalo, New York   14202-2292
         Facsimile:  716-856-0432


                  IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of May 5, 1997.


CURTICE BURNS FOODS, INC.                   SENECA FOODS CORPORATION


By: /s/ Earl L. Powers                      By         /s/ Phillip Parras

Title: Chief Financial Officer              Title: Vice President - Finance